Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ansoft Corporation

We consent to the incorporation by reference in registration statement Nos. 333-35973 and 333-136332 on Form S-3 and Registration Statement Nos. 333-137274, 333-110728, 333-69506, 333-08613 on Form S-8 of ANSYS, Inc. of our report dated June 6, 2008, with respect to the consolidated balance sheets of Ansoft Corporation as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2008, and the related financial statement schedule, which report is incorporated by reference in the Form 8-K of ANSYS, Inc. dated July 31, 2008.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph describing Ansoft Corporation’s adoption in 2008 of Financial Standards Accounting Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, adopted in 2007.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

July 31, 2008